Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form S-4 File No. 333-182572) and related Prospectus of DaVita Inc. for the registration of shares of its common stock and to the use of our report dated June 29, 2012, with respect to the consolidated financial statements as of December 31, 2010 and 2011 and for each of the three years in the period ended December 31, 2011 of Healthcare Partners Holdings, LLC and Affiliates included therein.

/s/ Ernst & Young LLP

Los Angeles, CA

September 26, 2012